FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES ELECTION OF
DANA O’BRIEN TO ITS BOARD OF DIRECTORS

THE WOODLANDS, TX - December 18, 2018 - Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced the election of Dana O’Brien to its Board of Directors, enlarging the Board to eight members, effective January 1, 2019. Ms. O’Brien was also appointed to the Board’s Audit Committee and Corporate Governance & Nominating Committee. Her initial term will expire at the next Annual Meeting of Stockholders.

Ms. O’Brien has nearly 20 years of experience in corporate legal counsel roles. Since 2014 she has served as Senior Vice President and General Counsel for CenterPoint Energy, a Houston, TX-based domestic energy delivery company. From 2007 to 2014, Ms. O’Brien was the Chief Legal Officer and Chief Compliance Officer for CEVA Logistics, a global supply chain logistics company. Prior to that, between 2005 and 2007 she was General Counsel, Chief Compliance Officer and Secretary of EGL, Inc., which was acquired by CEVA. Ms. O’Brien was with Quanta Services, a specialty infrastructure contractor, from 1999 to 2000 as Associate General Counsel, and then as Vice President, Secretary and General Counsel from 2001 to 2005.

Ms. O’Brien earned a Bachelor of Arts from Trinity University in San Antonio, TX, where she graduated Cum Laude. She earned her J.D. from University of Texas School of Law where she graduated in the top 10% of her class.

“The entire Sterling Construction Board is pleased to welcome Dana as our newest director,” said Sterling’s Board Chairman, Milton Scott, and Chief Executive Officer, Joe Cutillo in a joint statement. “Dana’s extensive background with corporate legal, compliance and governance matters and significant public company experience make her a valuable addition to our Board and we are looking forward to working with her beginning in the New Year.”

Sterling Construction Company, Inc. (“Sterling” or “the Company”), a Delaware corporation, is a construction company that specializes in heavy civil infrastructure construction and infrastructure rehabilitation as well as residential construction projects, primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas, Utah and other states in which there are feasible construction opportunities. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Residential construction projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the federal securities law. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620